Exhibit 99.1

NEWS RELEASE

Murray Roos Appointed to Tradeweb Markets Board of Directors

NEW YORK – March 12, 2021 – Tradeweb Markets Inc. (Nasdaq: TW), a leading, global operator of electronic marketplaces for rates, credit, equities and money markets, today announced the appointment of Murray Roos to the company’s Board of Directors effective March 19, 2021. He succeeds Debra Walton, who will be stepping down from the Tradeweb board.

Mr. Roos is Group Head of Capital Markets, London Stock Exchange Group plc (LSEG) and a member of the group’s executive committee. Prior to joining LSEG in 2020, Mr. Roos was Global Co-Head of Equities at Citigroup and previously led the bank’s Multi-Asset Structuring Group. He joined Citi in 2015 from Deutsche Bank, where he held a number of management and trading roles, and prior to that he was a trader at UBS. Mr. Roos earned a BSc in Engineering (Chemical) from University of Cape Town.

Martin Brand, Chairman of the Board, Tradeweb Markets, said: “Murray Roos has a deep and varied background in institutional markets, with global leadership experience across sales, trading and origination. His strategic and operational perspectives will be a great asset to Tradeweb and we welcome him to the board.”

Lee Olesky, CEO, Tradeweb Markets: “The two years since our IPO has been an exciting period for Tradeweb, and we are delighted to welcome Murray to our board as that momentum continues. He is an experienced leader and trader across cash and derivatives markets, and we look forward to collaborating with him on a range of issues. We would also like to thank Deb Walton for her invaluable insight and support throughout this incredible period of growth and change for Tradeweb.”

About Tradeweb Markets

Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, Tradeweb provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting for more than 40 products to clients in the institutional, wholesale and retail markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. Tradeweb serves approximately 2,500 clients in more than 65 countries. On average, Tradeweb facilitated more than $830 billion in notional value traded per day over the past four fiscal quarters. For more information, please go to www.tradeweb.com.

Investor contact Ashley Serrao, Tradeweb + 1 646 430 6027 ashley.serrao@tradeweb.com	Media contact Daniel Noonan, Tradeweb +1 646 767 4677 daniel.noonan@tradeweb.com